Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of American International Holdings Corp. (the “Company”) on Form S-8 (File No. 333-236882), of our report dated April 15, 2021, with respect our audits of the consolidated financial statements of the Company as of December 31, 2020 and 2019, and for the years ended December 31, 2020 and 2019, which report is included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

April 15, 2021